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                                                                    Exhibit 23.1

                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph that describes a change in The Kroger Co.'s application of the LIFO method of accounting for store inventories) dated March 9, 2000 relating to the financial statements of The Kroger Co. (the Company), which appears in the Company's Annual Report on Form 10-K for the year ended January 29, 2000.

We also consent to the incorporation by reference in this Registration Statement of our report dated April 18, 2000 relating to the financial statements of The Kroger Co. Savings Plan, which appears in the Company's Annual Report on Form 10-K for the year ended January 29, 2000.

(PricewaterhouseCoopers)

Cincinnati, Ohio
September 15, 2000